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EXHIBIT 10.24

Second Amended and Restated Sales Promotion Agreement

        This Second Amended and Restated Sales Promotion Agreement ("Agreement") by and between Union Carbide Corporation, a corporation duly organized and existing under the laws of the State of New York, having its principal place of business at 39 Old Ridgebury Road, Danbury, Connecticut 06817 (hereinafter referred to as "UCC") and The Dow Chemical Company, a corporation duly organized and existing under the laws of the State of Delaware, having its principal offices at 2030 Dow Center, Midland, Michigan (hereinafter referred to as "TDCC"). UCC and TDCC may be referred to hereinafter collectively as the "Parties" or individually as a "Party."

RECITALS

        WHEREAS, TDCC, UCC and their respective affiliates are engaged in the manufacture of a variety of chemical, plastic and other products; and

        WHEREAS, in order to fully realize the synergies among their respective companies, TDCC, UCC and their affiliates have adopted a business model pursuant to which TDCC and its affiliates sell products to the external market on behalf of both TDCC and its affiliates and UCC and its affiliates and, pursuant to this model, TDCC and its affiliates purchase finished products from UCC and its affiliates and resell them to third party customers; and

        WHEREAS, in addition, TDCC and its affiliates sell certain raw materials to UCC and its affiliates for their use in manufacturing certain products for TDCC and its affiliates (and under certain circumstances as outlined in this Agreement, UCC and its affiliates may employ such raw materials supplied by TDCC and its affiliates to manufacture certain products that are sold directly to third parties), and UCC and its affiliates sell certain products to TDCC and its affiliates for their use in manufacturing certain products; and

        WHEREAS, UCC wishes to supply (and to cause its affiliates to supply) TDCC and its affiliates with raw materials and with finished products for resale to third party customers, to the extent consistent with the production capacity and economic interests of UCC and its affiliates, and TDCC wishes to purchase (and to cause its affiliates to purchase) such raw materials and finished products from UCC and its affiliates in accordance with the principles set forth in this Agreement.

        NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

        1.    Definitions

        The following defined terms and the capitalized terms expressly defined elsewhere in this Agreement shall apply throughout this Agreement. All definitions appearing in the singular form shall apply to the plural form of the same term. Likewise, all definitions appearing in the plural form shall apply to the singular form of the same term.

        "Annual Requirements" means, as to a UCC Product, the total amount of such UCC Product required by TDCC and TDCC Affiliates in a given calendar year.

        "Average Margin" for a given year equals the difference between total net sales of UCC and UCC Affiliates (taken together) for such year and cost of sales of UCC and UCC Affiliates (taken together) for such year, divided by the total net sales of UCC and UCC Affiliates (taken together) for such year. Average Margin shall be deemed to be zero if total net sales of UCC and UCC Affiliates (taken together) for such year is less than the cost of sales of UCC and UCC Affiliates (taken together) for such year.

        "Change of Control" means (x) any direct or indirect transfer or change of ownership interest in UCC that results in TDCC owning, directly or indirectly, less than eighty percent (80%) of the voting rights and economic interest of UCC, or (y) control of UCC is removed from UCC's board of directors or an entity other than TDCC or a TDCC Affiliate replaces a majority of the directors that constitute UCC's board of directors.

        "Effective Date" means January 1, 2004.

        "Enterprise Utilization Rate" for a given product means the average utilization (measured as a percentage) in a given year of the capacity of the plants (located in the United States of America) of TDCC, TDCC Affiliates, UCC and UCC Affiliates (taken together) to produce such product provided that utilization shall be measured without taking into account any period during which capacity at a given plant is unavailable or unusable due to operational reliability issues, major maintenance turnarounds, force majeure events, labor work shortages and any similar stoppages.

        "Finished Product" means a UCC Product purchased by TDCC or TDCC Affiliate(s) to be resold to a Third Party Customer without chemical or physical modification thereof.

        "Inter-Company Pricing Policy" means the written policy for computing arm's-length prices chargeable for transfers of tangible goods between TDCC, TDCC Affiliates, UCC and UCC Affiliates, as amended from time to time.

        "Lost Sales" means the net sales price (as determined by the Inter-Company Pricing Policy) of UCC Products which, but for the failure of TDCC and TDCC Affiliates to correctly apply the principles set forth in Paragraph 2(a) of this Agreement would have been realized by UCC and UCC Affiliates during a given calendar year, provided, however that, any purchases of UCC Product by TDCC and TDCC Affiliates from UCC and UCC Affiliates that were not required to be made pursuant to the principles set forth in Paragraph 2(a) of this Agreement shall be creditable by TDCC and TDCC Affiliates against Lost Sales for such calendar year or, to the extent not used in such calendar year, for the subsequent calendar year.

        "Lowest Cost Provider" means, as to a UCC Product, an entity that is able to deliver the UCC Product to the Purchaser (in the case of UCC Products that are not Finished Products) or the Third Party Customer (in the case of Finished Products) at the lowest per-unit cost to Purchaser among the various sources available to Purchaser for such product.

        "Polyethylene" means ethylene homopolymers and copolymers of ethylene with 1-butene, 1-hexene or 1-octene.

        "Purchaser" means, in the case of TDCC Raw Materials, UCC and UCC Affiliates, and, in the case of UCC Products, TDCC and TDCC Affiliates.

        "Supplier" means, in the case of TDCC Raw Materials, TDCC and TDCC Affiliates, and, in the case of UCC Products, UCC and UCC Affiliates.

        "TDCC Affiliate" means an entity (other than UCC or a UCC Affiliate) owned or controlled by TDCC, as evidenced by the direct or indirect ownership or control of one hundred percent (100%) of the voting interest thereof.

        "TDCC Raw Material" means a product required by UCC or UCC Affiliate(s) that is manufactured by TDCC or TDCC Affiliate(s).

        "Third Party Customer" means an entity other than TDCC, TDCC Affiliates, UCC and UCC Affiliates, that purchases from TDCC or a TDCC Affiliate a Finished Product or a product produced by TDCC or TDCC Affiliate(s) from a UCC Product.

        "UCC Affiliate" means an entity owned or controlled by UCC, as evidenced by the direct or indirect ownership or control of one hundred percent (100%) of the voting interest thereof.

        "UCC Product" means a chemical, plastic or other product required by TDCC or TDCC Affiliate(s) that is available from UCC or UCC Affiliates.

        "UCC Utilization Rate" for a given product means the average utilization (measured as a percentage) in a given year of the capacity of the plants (located in the United States of America) of UCC and UCC Affiliates (taken together) to produce such product provided that utilization shall be measured without taking into account any period during which capacity at a given plant is unavailable or unusable due to operational reliability issues, major maintenance turnarounds, force majeure events, labor work shortages and any similar stoppages.

        2.    Purchase of TDCC's and TDCC Affiliates' Requirements for UCC Products

        (a)   TDCC shall purchase and shall cause TDCC Affiliates to purchase (in each case as Purchaser) from UCC and UCC Affiliates (in each case as Supplier), and UCC shall supply and shall cause UCC Affiliates to supply (in each case as Supplier) the Annual Requirements of TDCC and TDCC Affiliates for UCC Products (or in lieu thereof make any payment required by Paragraph 8 hereof), provided:

  (i)
  Supplier, selling under the Inter-Company Pricing Policy, is the Lowest Cost Provider of the UCC Product to Purchaser;

  (ii)
  Supplier can supply the UCC Product in a manner complying with all applicable environmental, health and safety standards; and

  (iii)
  Supplier can supply the UCC Product in a manner that meets the requirements of Purchaser and Third Party Customers, including product specifications, volume and timing for delivery.

        The assessment of whether or not the criteria of (i)—(iii) are met will be made in accordance with a financial sourcing model or process that neither favors nor disfavors an entity based on whether such entity is TDCC or a TDCC Affiliate, on the one hand, or UCC or a UCC Affiliate, on the other hand.

        (b)   Notwithstanding the foregoing, it is recognized that to some extent the purchase of UCC Product pursuant to the above criteria may not always be practical or consistent with the goal of maximizing the long-term profitability of the Parties. Because of this and to accommodate purchasing decisions that represent a good faith effort to maximize the long term profitability of the Parties, the Parties have agreed that no payment pursuant to Paragraph 8 shall be payable as a result of the failure to comply with the principles set forth in Paragraph 2(a) in any given year unless and to the extent that UCC and UCC Affiliates collectively shall have lost sales as a result of such failure with an aggregate sales price in excess of five percent (5%) of the total amount invoiced by UCC and UCC Affiliates collectively for sale of UCC Products to TDCC and TDCC Affiliates during such year (the "Lost Sales Threshold").

        3.    Direct Sales by UCC and UCC Affiliates

        (a)   Notwithstanding anything to the contrary in this Agreement or in the business model adopted by TDCC and UCC pursuant to which TDCC and TDCC Affiliates sell Finished Product to third party customers, TDCC and UCC may agree, from time to time, that it is in their best interests to have UCC and UCC Affiliates sell certain products to third party customers directly. No sales made pursuant to such an agreement will be deemed to result in a breach of this Agreement. The products subject to such sales shall not be included in the Annual Requirements of TDCC and TDCC Affiliates but shall be included in both the Enterprise Utilization Rate and the UCC Utilization Rate.

        (b)   If in a given calendar year (the "Base Year") the Enterprise Utilization Rate for ethylene glycol or Polyethylene is greater than the UCC Utilization Rate for such product by more than fifteen percent (15%), then in the following calendar year (the "Current Year") UCC and UCC Affiliates may manufacture and sell directly to third party customers (irrespective of the restrictions outlined in Paragraphs 3(d) and 4 and without the necessity of an agreement of the type referenced in Paragraph 3(a)) an amount of ethylene glycol or Polyethylene (as the case may be) up to an amount such that, if such amount had been produced by UCC and UCC Affiliates in the Base Year, the difference between the Enterprise Utilization Rate and the UCC Utilization Rate for such product in the Base Year would have been equal to fifteen percent (15%); provided, however, that such direct sales to third party customers shall not be permitted if: (i) UCC and UCC Affiliates are not able to supply such product in a manner complying with all applicable environment, health and safety standards; or (ii) UCC and UCC Affiliates are not able to fulfill the requirement to supply TDCC and TDCC Affiliates with their Annual Requirements in the Current Year in accordance with Paragraph 2 of this Agreement. UCC and UCC Affiliates shall not utilize any trademarks or service marks owned by TDCC (including but not limited to the Dow Diamond) in conjunction with such sales without the prior and express written consent of TDCC.

        (c)   Prior to any sale to third parties permitted under Paragraph 3(b) of this Agreement, UCC and UCC Affiliates shall first offer the product(s) for sale to TDCC and TDCC Affiliates on the same terms and conditions to be offered to third parties. TDCC and the TDCC Affiliate must notify UCC as to whether or not they wish to purchase the offered product(s) on those terms and conditions within three (3) business days of receiving notice of the offer.

        (d)   Within thirty (30) days of the written request of UCC, TDCC shall disclose to UCC the Enterprise Utilization Rate for the previous calendar year. Within thirty (30) days of the written request of TDCC, UCC shall disclose to TDCC the UCC Utilization Rate for the previous calendar year.

        (e)   Except as provided in Paragraph 3(a), (b), and (c) of this Agreement, UCC shall sell and shall cause UCC Affiliates to sell UCC Products solely to TDCC and TDCC Affiliates.

        4.    Purchases by UCC and UCC Affiliates

        UCC shall purchase and shall cause UCC Affiliates to purchase (in each case, as Purchaser) from TDCC or TDCC Affiliates (in each case as Supplier), and TDCC shall sell and shall cause TDCC Affiliates to sell (in each case as Supplier), TDCC Raw Materials solely to the extent necessary for the manufacture of UCC Products for sale to TDCC, TDCC Affiliates, and to third party customers pursuant to Paragraph 3 of this Agreement.

        5.    Transfer of Title and Risk of Loss

        Subject to the Supply Chain Optimization Agreement between the Parties, title and risk of loss will transfer F.O.B. Supplier's manufacturing facility.

        6.    Payment Terms

        Purchaser shall pay Supplier for products sold by Supplier to Purchaser in accordance with the terms identified in the Inter-Company Pricing Policy then in effect. Supplier will invoice Purchaser on at least a monthly basis for Products sold to Purchaser during the previous calendar month. Purchaser shall remit the payment as soon as practical, but in no event later than sixty (60) days of the receipt by Purchaser of each such invoice.

        7.    Auditing

        Beginning one (1) year from the Effective Date and no more than once every calendar year, TDCC shall permit an independent financial advisor selected by UCC to whom TDCC has no reasonable objection, upon reasonable notice and at UCC's own expense, to inspect in confidence TDCC's records during TDCC's normal business hours, to verify TDCC's compliance with the terms and conditions of Paragraph 2 of this Agreement for the immediately preceding calendar year. The financial advisor will be required to execute a reasonable confidentiality agreement provided by TDCC requiring that the financial advisor may only disclose its conclusions to UCC, without sharing the underlying data used to reach such conclusions. Notwithstanding the foregoing, the financial advisor shall be permitted to inform UCC of: (i) the amount of sales (in terms of products, purchase price and volume) lost by UCC and UCC Affiliates as a result of failure to comply with the principles set forth in Paragraph 2(a); (ii) the amount of purchases (in terms of products, purchase price and volume) by TDCC and TDCC Affiliates of UCC Products from UCC and UCC Affiliates that were not required pursuant to the principles set forth in Paragraph 2(a); and (iii) the payment due under Paragraph 8 (if any). This Paragraph 7 shall survive for twelve (12) months following the termination of this Agreement, and during such period UCC may exercise its unexpired rights hereunder in respect of the calendar year occurring immediately prior to the termination of the Agreement and the calendar year in which the Agreement is terminated.

        8.    Remedy for Non-Compliance

        Should an audit pursuant to Paragraph 7 establish that UCC and UCC Affiliates suffered a loss of sales in excess of the Lost Sales Threshold then TDCC shall reimburse (or cause the applicable TDCC Affiliate to reimburse) UCC and UCC Affiliates for any additional margin that would have been earned if such Lost Sales Threshold had not been exceeded. For purposes of this calculation, the additional margin payable shall be the product of Average Margin multiplied by the amount of Lost Sales in excess of the Lost Sales Threshold. Notwithstanding anything to the contrary herein, payment shall be due under this Paragraph 8 only if and to the extent the Lost Sales that would have been realized by UCC and UCC Affiliates (taken together) during the calendar year covered by the audit (applying any available credits thereto) exceeds the Lost Sales Threshold (as defined in Paragraph 2(b)) and UCC and UCC Affiliates request such payment within thirty (30) days of the completion of the audit pursuant to Paragraph 7.

        9.    Impaired Performance of UCC and UCC Affiliates

        In the event UCC or a UCC Affiliate is experiencing one or more operational reliability issues, such as mechanical or process events, maintenance shut-downs, force majeure events, or work stoppages, notwithstanding the fact that the entity experiencing such operational reliability issues may otherwise be the Low Cost Provider for a product, TDCC and TDCC

Affiliates shall be free to purchase all or a part of their requirements for such product from alternate sources, until such time as the operational reliability issues are favorably resolved, without any loss of sales by UCC or UCC Affiliates as the result of such alternate purchase being counted against the Lost Sales Threshold pursuant to Paragraph 2.

        10.    Availability of Set-Offs

        TDCC and UCC each have an unrestricted right of set-off against each other for amounts owing under this Agreement or as a result of any other transaction between TDCC and UCC. UCC acknowledges that TDCC and TDCC Affiliates have a right of set-off against UCC and UCC Affiliates for any amounts that UCC and UCC Affiliates may owe TDCC or a TDCC Affiliate, and TDCC acknowledges that UCC and UCC Affiliates have a right of set-off against TDCC and TDCC Affiliates for any amounts that TDCC and TDCC Affiliates may owe UCC or a UCC Affiliate. Such rights of set-off may be exercised at any time for all amounts owed under this Agreement, or any other transaction between TDCC and UCC or one or more UCC Affiliates or between UCC and TDCC or one or more TDCC Affiliates, even if such amounts are not then due. Any party exercising a right of set-off shall promptly notify the other party after making such set-off, provided that failure to give such notice shall not affect the validity of the set-off.

        11.    Supplier's Representations and Undertakings

        All products, when shipped, will be fit for the ordinary uses of such products and will be manufactured according to the specifications for such products. Supplier will convey the products with good title, free from any lien or encumbrance. If suit is brought against Purchaser alleging that the manufacture or sale of any staple commodity of commerce sold hereunder infringes third party patent rights, then Supplier will defend Purchaser (if the staple commodity of commerce is a TDCC Raw Material or a UCC Product that is not a Finished Product) and will defend Purchaser and Purchaser's Third Party Customer (if the staple commodity of commerce is a Finished Product) and pay any awards against Purchaser and Purchaser's Third Party Customer for such infringement, provided the accused Purchaser or Third Party Customer gives Supplier prompt written notice of the suit, permits Supplier to defend, and makes its employees and pertinent records available to Supplier to provide information for the defense.

        12.    Exclusion and Disclaimer of Other Warranties

        THE LIMITED WARRANTIES CONTAINED IN PARAGRAPH 11 ABOVE ARE SUPPLIER'S SOLE WARRANTIES WITH RESPECT TO PRODUCTS AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES.

        13.    Limitation of Remedies and Liability

        NEITHER PARTY WILL BE LIABLE TO THE OTHER OR TO AFFILIATES OF THE OTHER FOR CONSEQUENTIAL, PUNITIVE, SPECIAL, EXEMPLARY OR INCIDENTAL DAMAGES. EACH PURCHASER'S EXCLUSIVE REMEDY FOR CLAIMS (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY) BASED ON SUPPLY OF PRODUCTS THAT DO NOT MEET SPECIFICATIONS IS LIMITED TO PURCHASER HAVING THE OPTION OF REPLACEMENT OR REPAYMENT OF THE PURCHASE PRICE PAID FOR THE PRODUCTS THAT ARE THE SUBJECT OF THE CLAIM. THE PROVISIONS OF THIS PARAGRAPH 13 SHALL IN NO WAY LIMIT A PARTY'S RIGHTS UNDER PARAGRAPHS 7 AND 8 OF THIS AGREEMENT.

        14.    Notice of Claims

        UNLESS A PURCHASER INFORMS THE SUPPLIER, IN WRITING, OF ANY CLAIM BASED ON A PRODUCT'S FAILURE TO MEET PURCHASER'S PRODUCT SPECIFICATIONS WITHIN SIXTY (60) DAYS AFTER THE PURCHASER LEARNS, OR SHOULD REASONABLY HAVE LEARNED, OF THE CLAIM, THE CLAIM SHALL BE DEEMED TO HAVE BEEN WAIVED.

        15.    Choice of Law/Jurisdiction

        This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, including the Uniform Commercial Code as in effect in Michigan, except as the provisions of such code are herein modified. TDCC consents (and shall cause TDCC Affiliates to consent) and UCC consents (and shall cause UCC Affiliates to consent) to the exclusive jurisdiction and forum of the courts of Midland County in the State of Michigan or the United States District Court for the Eastern District of Michigan to resolve any litigation between the Parties pertaining to this Agreement.

        16.    General Provisions

        A.    Failure of either Party to exercise any of its rights under this Agreement upon one or more occasions shall not waive its right to exercise the same on another such occasion.

        B.    If any provision of this Agreement is held invalid, such invalidity shall not affect other provisions or application of the Agreement which can be given effect without the invalid provision or application, and to this end the provisions of this Agreement are declared to be severable. If such invalidity becomes known or apparent to the Parties, the Parties agree to negotiate promptly in good faith in an attempt to make appropriate changes and adjustments to achieve as closely as possible, consistent with applicable law, the intent and spirit of such invalid provision.

        C.    The rights and duties of this Agreement are not assignable or transferable by either Party without the other's prior written consent.

        D.    To the extent that this Agreement inures to the benefit of TDCC Affiliates or UCC Affiliates not signatories hereto, they shall be deemed to be intended beneficiaries and this Agreement is hereby declared to be made in and for their respective benefits and uses; provided, however, there shall not be any other third party beneficiary under this Agreement and nothing in this contract shall be construed as creating any direct or beneficial right in or on behalf of any other third party.

        E.    This Agreement may be modified only by a written amendment, expressly stated as such, that is signed by both Parties.

        17.    Term and Termination

        This Agreement shall be effective as of the Effective Date. This Agreement will remain in effect until December 31, 2004 and it will automatically renew from year to year thereafter. Should either Party wish to not renew this Agreement, it shall provide prior written notice to the other Party no later than twelve (12) months prior to the date on which the Agreement will otherwise automatically renew. This Agreement is personal to the Parties, and, in case of receivership, expropriation or nationalization of a Party by any government or any representative or agency of any government, bankruptcy or dissolution of a Party or forced assignment of this Agreement by a Party then the other Party shall have the right to terminate this Agreement at its election immediately upon written notice (with such notice being given to the extent permitted by applicable law) to the party undergoing such receivership, expropriation, nationalization, bankruptcy, dissolution or forced assignment. In the event of a Change of Control of UCC, TDCC may terminate this Agreement upon sixty (60) days prior notice to UCC. Termination of this Agreement shall in no way relieve a party from liability for any breach occurring prior to such termination.

        18.    Relationship of this Agreement to the Amended and Restated Sales Promotion Agreement

        As of the Effective Date, this Agreement shall supersede the Amended and Restated Sales Promotion Agreement that was effective as of September 13, 2002.

        IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be signed by their duly authorized officers or representatives on the dates indicated below, but effective as of the Effective Date.

AGREED TO AND ACCEPTED:		AGREED TO AND ACCEPTED:
UNION CARBIDE CORPORATION		THE DOW CHEMICAL COMPANY
By:	/s/ JOHN R. DEARBORN	By:	/s/ J. P. REINHARD
Name:	John R. Dearborn	Name:	J. P. Reinhard
Title:	President and Chief Executive Officer	Title:	Executive Vice President and Chief Financial Officer
Date:	JANUARY 27, 2004	Date:	JANUARY 27, 2004

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  EXHIBIT 10.24
Second Amended and Restated Sales Promotion Agreement